Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 4, 2008 relating to the consolidated financial statements of Neutral Tandem, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 4, 2008 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Summary Condensed Consolidated Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data,” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 12, 2008